                                          Registration No. 333-____________
===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            __________________
                                 FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                      OLD KENT FINANCIAL CORPORATION
          (Exact Name of Registrant as Specified in its Charter)
                            __________________
                   MICHIGAN                        38-1986608
        (State or Other Jurisdiction of         (I.R.S. Employer
        Incorporation or Organization)        Identification Number)

111 LYON STREET, N.W., GRAND RAPIDS, MICHIGAN        49503
  (Address of Principal Executive Offices)         (Zip Code)

                      EMPLOYEE RECOGNITION AWARD PLAN
                         (Full Title of the Plan)

          MARY E. TUUK          Copies to:      GORDON R. LEWIS
      SENIOR VICE PRESIDENT                WARNER NORCROSS & JUDD LLP
          AND SECRETARY                       900 OLD KENT BUILDING
 OLD KENT FINANCIAL CORPORATION               111 LYON STREET, N.W.
      111 LYON STREET, N.W.              GRAND RAPIDS, MICHIGAN 49503-2487
GRAND RAPIDS, MICHIGAN 49503-2487
                  (Name and Address of Agent for Service)

                              (616) 771-5272
       (Telephone Number, Including Area Code, of Agent for Service)

                      CALCULATION OF REGISTRATION FEE
       TITLE OF                                  PROPOSED           PROPOSED
   SECURITIES TO BE        AMOUNT TO BE          MAXIMUM            MAXIMUM              AMOUNT OF
      REGISTERED            REGISTERED        OFFERING PRICE        AGGREGATE         REGISTRATION FEE
                                              PER SHARE <F3>   OFFERING PRICE <F3>
------------------------------------------------------------------------------------------------------
     Common Stock,       20,000 shares<F1>     $46.1875<F2>        $923,750<F2>            $256.80
     $1 Par Value





<F1> Plus such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

<F2> Estimated solely for the purpose of calculating the registration fee.

<F3> On April 15, 1999, the average of the high and low prices of the
     Common Stock of Old Kent Financial Corporation was $46.1875 per share. The registration fee is computed in accordance with Rule 457(h) and
     (c).

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
                                 PART II.

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)  The Registrant's latest annual report filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c) The description of the Registrant's common stock, $1 par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act on November 2, 1998, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant (also referred to as "Old Kent") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.


ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

          Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be


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entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

     Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's Board of Directors.

     The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Old Kent or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Old
Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Old Kent, unless the director or officer is found liable to Old Kent, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.

     The MBCA generally requires that the indemnification provided for in
(a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal


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
act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

     In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of Incorporation, Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

     The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

     Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.


ITEM 8.   EXHIBITS.

          The following exhibits have been filed as part of this registration statement:

EXHIBIT
NUMBER    DOCUMENT

4(a) Restated Articles of Incorporation. Previously filed as Exhibit 3(1) to the Registrant's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998, and incorporated herein by reference.

4(b) Bylaws. Previously filed as Exhibit 3(b) to the Registrant's Form 8-K Current Report dated March 15, 1999, and incorporated herein by reference.

4(c) Rights Agreement. Previously filed as an exhibit to the Registrant's Form 8-A/A Registration Statement dated December 30, 1998, and incorporated herein by reference.

4(d) Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Previously filed as an exhibit to the Registrant's Form 8-K filed March 5, 1997, and incorporated herein by reference.

4(e)      The Old Kent Financial Corporation Employee Recognition Award
          Plan.

5         Opinion Regarding Legality of Securities Offered.

23(a) Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23(b)     Consent of Independent Public Auditors.

24        Powers of Attorney.


ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.




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
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

















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
                                SIGNATURES


          THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on this 20th day of April, 1999.


                                  OLD KENT FINANCIAL CORPORATION


                                  By /s/Mary E. Tuuk
                                     Mary E. Tuuk
                                     Senior Vice President and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    SIGNATURE                TITLE                          DATE


*/s/Richard L. Antonini      Director                 February 15, 1999
Richard L. Antonini


*/s/John D. Boyles           Director                 February 15, 1999
John D. Boyles


*/s/William P. Crawford      Director                 February 15, 1999
William P. Crawford


*/s/Richard M. DeVos, Jr.    Director                 February 15, 1999
Richard M. DeVos, Jr.


*/s/William G. Gonzalez      Director                 February 15, 1999
William G. Gonzalez

    SIGNATURE                TITLE                          DATE


*/s/James P. Hackett         Director                 February 15, 1999
James P. Hackett


*/s/Erina Hanka              Director                 February 15, 1999
Erina Hanka


*/s/Michael J. Jandernoa      Director                 February 15, 1999
Michael J. Jandernoa


*/s/Kevin T. Kabat           Vice Chairman            February 15, 1999
Kevin T. Kabat               and Director


*/s/Fred P. Keller           Director                 February 15, 1999
Fred P. Keller


*/s/John P. Keller           Director                 February 15, 1999
John P. Keller


*/s/Hendrik G. Meijer        Director                 February 15, 1999
Hendrik G. Meijer


*/s/Percy A. Pierre, Ph.D.   Director                 February 15, 1999
Percy A. Pierre, Ph.D.


*/s/Marilyn J. Schlack       Director                 February 15, 1999
Marilyn J. Schlack

    SIGNATURE                TITLE                          DATE


*/s/Peter F. Secchia         Director                 February 15, 1999
Peter F. Secchia


*/s/David J. Wagner          Chairman of the Board,   February 15, 1999
David J. Wagner              President, Chief
                             Executive Officer and
                             Director (Principal
                             Executive Officer)

*/s/Margaret Sellers Walker  Director                 February 15, 1999
Margaret Sellers Walker


*/s/Robert H. Warrington     Vice Chairman, Director  February 15, 1999
Robert H. Warrington         and Chief Financial
                             Officer (Principal
                             Financial and Accounting
                             Officer)



*By /s/Mary E. Tuuk                                   April 20, 1999
    Mary E. Tuuk
    Attorney-in-Fact





















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
                               EXHIBIT INDEX


EXHIBIT
NUMBER        DOCUMENT


4(a)          Restated Articles of Incorporation.  Previously filed as
              Exhibit 3(1) to the Registrant's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998, and incorporated herein by reference.

4(b)          Bylaws.  Previously filed as Exhibit 3(b) to the
              Registrant's Form 8-K Current Report dated March 15, 1999, and incorporated herein by reference.

4(c) Rights Agreement. Previously filed as an exhibit to the Registrant's Form 8-A/A Registration Statement dated December 30, 1998, and incorporated herein by reference.

4(d) Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Previously filed as an exhibit to the Registrant's Form 8-K filed March 5, 1997, and incorporated herein by reference.

4(e)          The Old Kent Financial Corporation Employee Recognition
              Award Plan.

5             Opinion Regarding Legality of Securities Offered.

23(a) Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23(b)         Consent of Independent Public Auditors.

24            Powers of Attorney.